Exhibit 3.1

SECOND AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MOLSON COORS BREWING COMPANY

Molson Coors Brewing Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.    The present name of the Corporation is “Molson Coors Brewing Company”, and the name under which the Corporation was originally incorporated was “Adolph Coors Company”. The Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on August 14, 2003, was restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 8, 2005 and was amended by the Amendment to Restated Certificate of Incorporation on June 4, 2013.

B.    This Second Amendment to Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

C.    Article FIRST of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“FIRST. The name of the corporation is Molson Coors Beverage Company (the “Corporation”).”

D.    This Second Amendment to Restated Certificate of Incorporation shall be effective January 1, 2020 @ 12:01am EST.

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to Restated Certificate of Incorporation to be signed by E. Lee Reichert, the duly authorized Chief Legal and Government Affairs Officer and Secretary of the Corporation, on December 23, 2019.

/s/ E. Lee Reichert
E. Lee Reichert
Chief Legal and Government Affairs Officer and Secretary